Exhibit 99.1

CAPE BANCORP, INC. REPORTS

THIRD QUARTER 2012 RESULTS

Cape May Court House, New Jersey, October 24, 2012—Cape Bancorp, Inc. (“Cape Bancorp” or the “Company”) (NASDAQ: “CBNJ”), the parent company of Cape Bank, announces its operating results for the quarter and nine months ended September 30, 2012.

For the quarter ended September 30, 2012, Cape Bancorp reported net income of $1.5 million, or $.12 per common and fully diluted share, and $4.1 million, or $.33 per common and fully diluted share, for the nine months ended September 30, 2012. This compares to net income of $1.2 million, or $.09 per common and fully diluted share for the third quarter of 2011, and $10.0 million, or $.81 per common share and fully diluted share, for the nine months ended September 30, 2011. Included in the three and nine months ended September 30, 2011 were tax benefits totaling $4.6 million and $12.3 million, respectively, representing the reversal of a portion of the deferred tax valuation allowance.

Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:

“The results of the third quarter point to the continued improvement of Cape’s core earnings and credit profile.

“Cooperative weather helped most of the Bank’s seasonal business customers enjoy a solid 2012 summer season. Our low level of delinquencies appears to underscore that the local economy has stabilized. We continued to see improvement in credit quality with the percentage of non-performing loans to total gross loans dropping to 2.47%, down from 3.77% at prior year end. All credit metrics improved again this quarter and the Adversely Classified Asset ratio ended at 35%, the lowest level in three years.

“The net interest margin increased to 3.85%. While this is a good level, there has been steady pressure to refinance many of the Bank’s existing credits. This puts downward pressure on the margin and we expect this to continue into the foreseeable future. It also places pressure on maintaining the size of the loan portfolio. Not all credits have the risk profile to warrant a rate reduction, and we will allow credits to leave if we feel it is in the best interest of the Bank’s credit profile. Of course, that puts additional pressure on the pipeline.

“As we have noted before, 2012 has been a year of transitioning from a focus on troubled credits to a return toward traditional banking. Our sales teams are blanketing our markets and the Bank enjoys a high profile. In addition, we are expanding our loan teams into new markets to provide both commercial loans and residential mortgages. As this year winds down, we believe that we are well positioned to increase shareholder value by continued improvement in core earnings through 2013.”

The following are significant factors which contributed to the operating results of the comparative quarters and year-to-date:

•

The net interest margin was 3.85% for the third quarter ended September 30, 2012, an increase of 28 basis points from the quarter ended September 30, 2011. Average interest-earning assets declined $30.8 million for the three months ended September 30, 2012 compared to the 2011 period, while interest-bearing liabilities declined $44.8 million during the same period. The yield on interest-earning assets declined 9 basis points to 4.66% for the three months ended September 30, 2012 compared to 4.75% for the same three month period a year ago, while the cost of interest-bearing liabilities declined 41 basis points to 0.95% for the three months ended September 30, 2012 compared to 1.36% for the 2011 three month period. For the nine months ended September 30, 2012, the net interest margin was 3.75%, an increase of 12 basis points over the 3.63% for the nine month period ended September 30, 2011. Average interest-earning assets declined $22.4 million for the nine months ended September 30, 2012 compared to the 2011 period while interest-bearing liabilities declined $29.5 million during the same period. The yield on interest-earning assets declined 17 basis points to 4.68% for the nine months ended September 30, 2012 compared to 4.85% for the same nine month period a year ago, while the cost of interest-bearing liabilities declined 32 basis points to 1.08% for the nine months ended September 30, 2012 compared to 1.40% for the 2011 nine month period. Both the three and nine month periods of 2012 benefited from the previously disclosed debt extinguishment in the second quarter of 2012 and the further restructuring of debt in the third quarter of 2012.

•

The loan loss provision for the third quarter of 2012 totaled $710,000 compared to $8.8 million for the quarter ended September 30, 2011. Included in the $8.8 million loan loss provision was $5.5 million related to the transfer of loans to the loans held for sale account. These loans were written-down to their fair market value on the date of transfer to the loans held for sale account. Loan charge-offs for the third quarter of 2012 were significantly lower and totaled $926,000 compared to charge-offs and write-downs totaling $8.1 million for the quarter ended September 30, 2011. For the nine months ended September 30, 2012, the loan loss provision totaled $2.6 million compared to $15.1 million for the nine months ended September 30, 2011. Loan charge-offs for the nine months ended September 30, 2012 totaled $2.9 million compared to loan charge-offs and write-downs of $13.6 million for the nine month period ended September 30, 2011.

•	Net gains on sales of investment securities totaled $963,000 for the nine months ended September 30, 2012, compared to $167,000 for the nine months ended September 30, 2011.

•

Net gains on the sale of loans totaled $227,000 and $400,000 for the three and nine months ended September 30, 2012, respectively, compared to $45,000 and $124,000 for the three and nine months ended September 30, 2011, respectively.

•

The nine months ended September 30, 2012 included a gain on the sale of bank premises of $425,000 compared to the initial $1.8 million gain recorded in the second quarter of 2011. The additional gain of $425,000 resulted from vacating leased space in the second quarter of 2012, which accelerated the recognition of a portion of the deferred gain.

•	Included in the nine month period of 2012 was a $350,000 gain on the sale of the Company’s merchant card business.

•	The nine months ended September 30, 2012 included net losses on OREO sales of $257,000 compared to net losses of $22,000 for the nine months ended September 30, 2011.

•

Loan related expenses (real estate taxes, insurance, legal and other) totaled $392,000 for the third quarter ended September 30, 2012 compared to $916,000 for the same period in 2011. The 2011 third quarter included higher real estate tax expense ($318,000) and higher legal expenses ($160,000). For both nine month ended periods, loan related expenses totaled $1.6 million.

•

Other Real Estate Owned (OREO) expenses were $670,000 for the third quarter ended September 30, 2012 compared to $886,000 for the third quarter ended September 30, 2011. Included in these expenses were write-downs totaling $384,000 in the third quarter of 2012 and $748,000 in the third quarter of 2011. For the nine months ended September 30, 2012, these expenses were $1.6 million compared to $1.1 million for the nine months ended September 30, 2011. Included in these expenses were write-downs totaling $796,000 for the nine months ended September 30, 2012 compared to $824,000 for the nine months ended September 30, 2011.

•	For the three months and nine months ended September 30, 2012, income taxes benefited from the reversal of a $257,000 reserve established for certain tax positions taken in the 2008 tax return.

•

In August 2012, the Company restructured $54.0 million in borrowings, significantly lowering the cost of funds. This action represents a continuation of balance sheet restructuring the Company began in the second quarter of 2012 by extinguishing $20.0 million of fixed rate term borrowings. The Company incurred a prepayment penalty of $921,000 related to the debt extinguishment. As a result of these actions, net interest income is projected to increase by approximately $1.3 million annually and the net interest margin is expected to benefit by approximately 22 basis points annually.

Cape Bancorp’s total assets at September 30, 2012 totaled $1.043 billion, a decrease of $27.8 million from the December 31, 2011 level of $1.071 billion.

Total net loans increased $2.5 million to $718.8 million at September 30, 2012, from $716.3 million at December 31, 2011. This change is the result of increased commercial loan activity within all three counties that comprise our market area, and resulted in growth of $11.1 million. This increase was partially offset by a decrease in mortgage loans of $7.5 million resulting from early pay-offs and the Bank selling approximately 49% of originations made during the nine month period in an effort to manage interest rate risk. Consumer loans declined $1.2 million. The allowance for loan losses totaled 1.71% of gross loans and 69.13% of non-performing loans at September 30, 2012. The Company’s Classified Asset Ratio at September 30, 2012 was 35%, a significant improvement from 57% at December 31, 2011 and 69% at September 30, 2011.

At September 30, 2012, the Company had $18.1 million in non-performing loans, or 2.47% of total gross loans, a decrease from 3.77% of total gross loans at December 31, 2011, and 4.13% at September 30, 2011. Included in non-performing loans are troubled debt restructurings totaling $2.5 million at September 30, 2012 and $405,000 at December 31, 2011, respectively.

Other real estate owned decreased $707,000 from $8.4 million at December 31, 2011 to $7.6 million at September 30, 2012, and consisted at September 30, 2012 of fourteen commercial properties and thirty-five residential properties (including twenty-seven building lots). During the quarter ended September 30, 2012, the Company added six commercial properties and six residential properties to OREO with aggregate carrying values of $4.1 million and $1.9 million, respectively. In addition, three commercial OREO properties and six residential OREO properties with aggregate carrying values totaling $4.7 million were sold during the quarter ended September 30, 2012 with recognized net gains of $44,000. For the nine months ended September 30, 2012, the Company sold nine residential OREO properties and eleven commercial OREO properties with aggregate carrying values totaling $9.3 million with recognized net losses totaling $257,000.

At September 30, 2012, Cape Bancorp’s core deposits totaled $511.9 million which represented an increase of $31.4 million from the December 31, 2011 level of $480.5 million. Non-interest bearing deposits increased $12.2 million, NOW and money market accounts increased $12.0 million, and savings accounts increased $7.2 million. Certificates of deposit totaled $237.4 million, a decline of $51.7 million from December 31, 2011. At September 30, 2012, deposits totaled $753.7 million compared to $774.4 million at December 31, 2011.

Cape Bancorp’s total equity increased to $151.0 million at September 30, 2012 from $145.7 million at December 31, 2011, an increase of $5.3 million, or 3.62%. Tangible equity to tangible assets increased to 12.56% at September 30, 2012 compared to 11.72% at December 31, 2011. Cape Bank’s regulatory capital ratios for Tier I Leverage Ratio, Tier I Risk-Based Capital and Total Risk-Based Capital are 9.94%, 13.49% and 14.74%, respectively, all of which exceed well capitalized status.

Cape Bancorp, Inc.

	Nine Months Ended		Three Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	June 30, 2012	September 30, 2011
Statements of Income Data:
Interest income	$33,173	$35,167	$10,949	$10,935	$11,564
Interest expense	6,587	8,829	1,897	2,221	2,882

Net interest income	26,586	26,338	9,052	8,714	8,682
Provision for loan losses	2,551	15,073	710	1,168	8,762

Net interest income after provision for loan losses	24,035	11,265	8,342	7,546	(80)
Non-interest income	5,836	5,663	1,601	2,630	1,256
Non-interest expense	24,115	22,374	8,011	8,674	8,217

Income (loss) before income taxes	5,756	(5,446)	1,932	1,502	(7,041)
Income tax expense (benefit)	1,660	(15,473)	399	477	(8,207)

Net income (loss)	$4,096	$10,027	$1,533	$1,025	$1,166

Basic Earnings (loss) per share[1]	$0.33	$0.81	$0.12	$0.08	$0.09

Basic Average shares outstanding	12,430,106	12,392,626	12,447,659	12,426,617	12,405,298

Diluted Earnings (loss) per share[1]	$0.33	$0.81	$0.12	$0.08	$0.09

Diluted Average shares outstanding	12,432,501	12,398,826	12,451,333	12,428,458	12,406,150

Shares outstanding	13,337,601	13,314,111	13,337,601	13,313,011	13,314,111

Statements of Condition Data (Period End):
Investments	$169,349	$183,674	$169,349	$161,459	$183,674
Loans, net of allowance	$718,837	$721,411	$718,837	$721,491	$721,411
Allowance for loan losses	$12,483	$14,157	$12,483	$12,669	$14,157
Total assets	$1,043,307	$1,078,636	$1,043,307	$1,048,310	$1,078,636
Total deposits	$753,655	$774,443	$753,655	$789,918	$774,443
Total borrowings	$130,023	$150,920	$130,023	$104,016	$150,920
Total equity	$150,993	$146,491	$150,993	$148,250	$146,491

Statements of Condition Data (Average Balance):
Total interest-earning assets	$947,153	$969,585	$935,099	$940,795	$965,941
Total interest-bearing liabilities	$815,421	$844,935	$794,832	$820,083	$839,598

Operating Ratios:
ROAA	0.52%	1.25%	0.59%	0.39%	0.43%
ROAE	3.68%	9.50%	4.09%	2.76%	3.20%
Yield on Earning Assets	4.68%	4.85%	4.66%	4.67%	4.75%
Cost of Interest Bearing Liabilities	1.08%	1.40%	0.95%	1.09%	1.36%
Net interest margin	3.75%	3.63%	3.85%	3.73%	3.57%
Efficiency ratio	71.99%	71.12%	71.73%	72.39%	74.66%

Capital Ratios:
Tier 1 Leverage Ratio	9.94%	9.70%	9.94%	9.71%	9.70%
Tier 1 Risk-Based Capital Ratio	13.49%	12.79%	13.49%	13.13%	12.79%
Total Risk-Based Capital Ratio	14.74%	14.04%	14.74%	14.39%	14.04%
Tangible equity/tangible assets	12.56%	11.70%	12.56%	12.23%	11.70%
Book value	$11.32	$11.00	$11.32	$11.14	$11.00
Tangible book value	$9.61	$9.28	$9.61	$9.42	$9.28
Stock price	$9.36	$7.07	$9.36	$8.31	$7.07
Price to book value	82.69%	64.27%	82.69%	74.62%	64.27%
Price to tangible book value	97.40%	76.19%	97.40%	88.25%	76.19%

Quality Ratios:
Non-performing loans to total gross loans	2.47%	4.13%	2.47%	3.26%	4.13%
Non-performing assets to total assets	2.51%	3.49%	2.51%	2.97%	3.49%
Texas ratio	18.64%	27.37%	18.64%	22.53%	27.37%
Allowance for loan losses to non-performing loans	69.13%	46.65%	69.13%	52.92%	46.65%
Allowance for loan losses to total gross loans	1.71%	1.92%	1.71%	1.73%	1.92%
Net charge-offs to average loans	0.49%	1.37%	0.49%	0.47%	1.27%

[1]	Earnings Per Share calculations use average outstanding shares which include earned ESOP shares.

Cape Bancorp, Inc.

Delinquency Summary

Period Ending:	9/30/2012			12/31/2011			9/30/2011
	Balances	% total loans	# Loans	Balances	% total loans	# Loans	Balances	% total loans	# Loans
31-59	$889,754	0.12%	14	$2,111,666	0.29%	17	$1,753,825	0.24%	13
60-89	658,957	0.09%	8	2,130,969	0.29%	8	4,066,947	0.55%	15
90+	15,204,300	2.08%	70	26,407,001	3.62%	98	28,221,506	3.84%	89

	16,753,011	2.29%	92	30,649,636	4.20%	123	34,042,278	4.63%	117
Non-Accrual Other	2,853,525	0.39%	7	1,041,958	0.14%	4	2,126,457	0.29%	8

Total Delinquency and Non-Accrual	$19,606,536	2.68%	99	$31,691,594	4.35%	127	$36,168,735	4.92%	125

Total Loans		$731,322,718			$728,994,167			$735,567,703

Days	CML	IL	ML	CML	IL	ML	CML	IL	ML
31-59	$4,325	$132,677	$752,752	$—	$279,338	$1,832,328	$574,346	$306,601	$872,878
60-89	—	146,993	511,964	1,362,864	94,675	673,430	2,910,549	328,270	828,128
90+	9,687,251	818,585	4,698,464	21,047,586	683,227	4,676,188	23,022,674	507,844	4,690,987

	9,691,576	1,098,255	5,963,180	22,410,450	1,057,240	7,181,946	26,507,570	1,142,715	6,391,993
Non-Accrual Other*	2,853,525			1,041,958			2,126,457

Total Delinquency by Type	$12,545,101	$1,098,255	$5,963,180	$23,452,408	$1,057,240	$7,181,946	$28,634,027	$1,142,715	$6,391,993

Total Loans by Type	$438,589,518	$47,108,626	$245,624,574	$427,483,454	$48,346,112	$253,164,601	$432,602,313	$48,564,583	$254,400,806

% of Total Loans in Type	2.86%	2.33%	2.43%	5.49%	2.19%	2.84%	6.62%	2.35%	2.51%

Total Delinquency and Non-Accrual		$19,606,536	2.68%		$31,691,594	4.35%		$36,168,735	4.92%

*	Non-Accrual Other means loans that are less than 90 days past due, that are classified by management as non-performing.

NOTE: Excluded from the table above are $1.6 million of commercial loans classified as Loans Held for Sale all of which are over 90 days delinquent.

For further information contact Michael D. Devlin, President and Chief Executive Officer or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.

Forward Looking Statements

This press release discusses primarily historical information. However, certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Further information on factors that could affect Cape Bancorp’s financial results can be found in the filings listed below with the Securities and Exchange Commission.

SEC Form	Reported Period	Date filed with SEC
10K	Year ended December 31, 2011	March 14, 2012
10Q	Quarter ended March 31, 2012	May 1, 2012
10Q	Quarter ended June 30, 2012	August 2, 2012